Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

WISA TECHNOLOGIES, INC.,

a Delaware corporation,

and,

DATA VAULT HOLDINGS INC.,

a Delaware corporation

Dated as of September 4, 2024

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Table of Contents

EXHIBITS

Exhibit A	–	Excluded Liabilities
Exhibit B	–	Transferred Assets
Exhibit C	–	Transferred Liabilities

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of September 4, 2024 (the “Agreement”), by and between WiSA Technologies, Inc., a Delaware corporation (“Purchaser”), and Data Vault Holdings Inc., a Delaware corporation (“Seller”) (Purchaser and Seller are collectively referred to herein as the “Parties” and individually as a “Party”). Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1, or as otherwise defined in this Agreement.

RECITALS

A.            Seller is engaged in, among other things, the Business and owns, directly or indirectly, certain Assets used in the conduct of the Business.

B.            Seller desires to sell, transfer, convey, assign and deliver to Purchaser and Purchaser desires to purchase and assume from Seller, all of Seller’s right, title and interest in and to the Transferred Assets and the Transferred Liabilities of the Acquired Business, upon the terms and subject to the conditions specified in this Agreement.

C.            The board of directors of Purchaser and the board of directors of Seller have each approved and deemed it advisable and in the best interest of their respective stockholders for, as applicable, (i) Seller to sell, transfer and assign to Purchaser, and Purchaser to purchase from Seller, the Transferred Assets, (ii) Seller to assign, and Purchaser to assume, the Transferred Liabilities and (iii) Seller and Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder.

D.            Concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser and Seller shall enter into a Royalty Agreement, in a form to be mutually agreed between the Parties, providing for Purchaser’s obligations to make royalty payments to Seller in an amount equal to 3% of Purchaser’s revenue generated from or otherwise attributable to any patent rights included in the Transferred Assets, commencing as of the Closing and ending upon the expiration (on a patent-by-patent basis) of such patent rights, as further set forth therein (the “Royalty Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Acquired Business” shall mean the Business solely to the extent it utilizes the Transferred Assets.

“Acquisition Proposal” shall mean an indication of interest, offer or proposal to acquire, directly or indirectly, (a) the Acquired Business, Seller or Purchaser, as the case may be, or (b) all or any substantial portion of the Transferred Assets, assets of Seller, or assets of Purchaser, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions contemplated by this Agreement).

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the Recitals.

“Allocation Principles” shall have the meaning set forth in Section 3.2.

“Allocation Schedule” shall have the meaning set forth in Section 3.2.

“Anti-Corruption Laws” shall mean all applicable U.S. Laws relating to the prevention of corruption and bribery.

“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.

“Assumed Payables” shall mean the Liabilities set forth in Exhibit C.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2.

“Basket” shall have the meaning set forth in Section 9.4(d).

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA or the equivalent applicable Law), whether or not subject to ERISA, and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that Seller sponsor, maintain or contribute to (or are required to contribute to) or have any Liability with respect to, for the benefit of Business employees and their beneficiaries and dependents.

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.2(a).

“Books and Records” shall have the meaning set forth in Section 6.5(c).

“Business” shall mean the development, marketing and sale of Seller Products and any ancillary activities thereto, including the development and use of Intellectual Property therefor, in each case, as conducted by Seller as of the Closing.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, United States of America are permitted or required by Law to be closed.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Indebtedness” shall mean the Indebtedness of Seller immediately before the Closing relating solely to the Acquired Business and the Transferred Assets, which shall be set forth on Section 4.7 of the Disclosure Schedules.

“Closing Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean common stock of Purchaser, par value $0.0001 per share.

“Common Stock Warrants” shall have the meaning set forth in Section 5.3(b).

“Confidentiality Agreement” means the confidentiality obligations of the Parties as provided in that certain Term Sheet, dated as of May 31, 2024, between Purchaser and Seller.

“Consent” shall have the meaning set forth in Section 6.3.

“Contract” shall mean any written agreement, contract, subcontract, license, sublicense, lease, indenture, Purchaser order or other legally binding commitment or undertaking of any nature.

“Contracting Parties” shall have the meaning set forth in Section 11.15.

“Data Room” shall mean the virtual data room related to the transactions contemplated by this Agreement.

“Disclosure Schedules” shall have the meaning set forth in the first sentence of Article IV.

“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“Effect” shall mean any change, effect, event, occurrence, state of facts or development.

“Effective Time” shall have the meaning set forth in Section 8.1.

“Employment Agreement” shall mean each employment agreement, including a non-competition and non-solicitation agreement, mutually agreed to and signed by Purchaser and a Key Employee as of or prior to the Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Seller or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code and the Treasury Regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean all Assets of Seller other than the Transferred Assets, which shall be excluded from the Transferred Assets and retained by Seller.

“Excluded Liabilities” shall mean the Liabilities set forth in Exhibit A.

“Excluded Taxes” shall mean any (a) Taxes of Seller (or any member, stockholder or Affiliate of Seller), or for which Seller (or any member, stockholder or Affiliate of Seller) is liable (including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law), as a transferee or successor, by Contract, or pursuant to any other Law), for any Tax Period (including, for the avoidance of doubt, any such Tax that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law); (b) Taxes related to the Excluded Assets or Excluded Liabilities, in each case, for any Tax period; (c) Taxes relating to the Acquired Business, the Transferred Assets or the Transferred Liabilities for any Pre-Closing Tax Period no matter when they accrue; and (d) any Transfer Taxes for which Seller is liable pursuant to Section 6.8(a) and other Taxes attributable to the transactions contemplated by this Agreement (including Taxes imposed on Purchaser as a result of the Parties’ failure to comply with any bulk sales Laws and other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement).

“Fraud” shall mean fraud as constituted under common law of the State of Delaware.

“GAAP” shall mean United States generally accepted accounting principles as promulgated by all relevant accounting authorities and as in effect on the date hereof.

“Governmental Authority” shall have the meaning set forth in Section 4.3(b).

“Held Asset” shall have the meaning set forth in Section 6.10(a).

“Indebtedness” shall mean, without duplication: (a) all obligations for the repayment of money borrowed (including the principal amount thereof or, if applicable, the accreted amount thereof) or with respect to any deposit or advance of any kind of Seller, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security) and whether owing to banks, financial institutions, on credit cards or similar instruments, or otherwise (including any amounts owed by Seller under any credit card); (b) all obligations of Seller under any conditional sale or other title retention agreement relating to property acquired by Seller (other than trade accounts payable that were incurred in the ordinary course of business); (c) all obligations of Seller in respect of the deferred purchase price of any asset or service (other than current accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due); (d) all obligations of Seller to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (e) all outstanding reimbursement obligations of Seller with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Seller; (f) all obligations of Seller under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (g) all obligations secured by (or for which any Person has to the right, contingent or otherwise, to be secured by) any Lien on property owned by Seller, whether or not indebtedness secured thereby will have been assumed; (h) all guaranties, endorsements, assumptions and other contingent obligations of Seller in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (i) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such have accrued), as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender or securityholder consent; (j) all accrued interest payable of Seller with respect to any of the foregoing; and (k) all Excluded Taxes that are accrued but unpaid as of the Closing Date.

“Indemnifying Party” shall have the meaning set forth in Section 9.4.

“Independent Accountant” shall mean BDO USA, LLP or if such firm is unwilling or unable to serve as the Independent Accountant, such other firm of independent accountants of national standing to which Seller and Purchaser mutually agree in writing.

“Intellectual Property” shall mean all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights in works of authorship of any type (including copyrights in software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; (d) trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses, IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith (“Trademarks”); and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IRS” shall mean the United States Internal Revenue Service.

“IT Infrastructure” shall mean all IT systems; network or telecommunications equipment and software, including desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality used in the operation of the Acquired Business.

“Key Employees” shall mean Nathaniel Bradley, Constantine Potamianos, Robert Bubeck, Sonia Choi and Brett Moyer.

“Law” shall mean any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether direct or indirect, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured and whether or not required by GAAP to be provided or reserved against on a balance sheet.

“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, adverse claim, option or any restriction or other encumbrance of any kind.

“Losses” shall mean any and all losses, damages, Taxes, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the Acquired Business, results of operations, assets or financial (or other) condition of the Acquired Business, or the Transferred Assets, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Acquired Business is operated or in which products of the Acquired Business are used or distributed; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Acquired Business, or the enforcement or interpretation thereof, applicable to the Acquired Business; (iii) acts of God (including any hurricane, flood, tornado, earthquake, any epidemics or quarantine restrictions or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Acquired Business is conducted or any escalation or worsening of any of the foregoing; or (iv) any action taken by Purchaser, including the announcement of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the exceptions in clauses (i), (ii) and (iii) shall only be applicable to the extent that such Effects do not have a disproportionate adverse impact on the Acquired Business relative to businesses in the same or similar industries as the Acquired Business, or (b) the ability of Seller or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“Nonparty Affiliates” shall have the meaning set forth in Section 11.15.

“NYSE” shall have the meaning set forth in Section 6.14(b).

“Objection Period” shall have the meaning set forth in Section 9.5(b).

“Objections Notice” shall have the meaning set forth in Section 3.2.

“Omitted Asset” shall have the meaning set forth in Section 6.10(b).

“Open Source Code” shall mean any Software that is distributed under “open source” or “free software” terms, that is distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed with any license term or condition that: (a) requires or conditions, the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software.

“ordinary course of business” shall mean in the ordinary course of the operation of the Acquired Business, consistent with past practices of the Acquired Business.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Outstanding Warrants” shall mean the Common Stock Warrants and Preferred Stock Warrants.

“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

“Permits” shall mean any permit, franchise, authorization, license or other consent or approval, waiver, exemption or allowance issued or granted by any Governmental Authority or pursuant to any Law and, for the avoidance of doubt, shall not include Public Use Licenses.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, or notices of commencement or similar filings, arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (c) original purchase price conditional sales contracts and equipment leases, and related liens and financing statements, with third parties entered into in the ordinary course of business and (d) Liens that do not, individually or in the aggregate, materially affect the use of the underlying Transferred Asset for the purpose it is being utilized for by the Acquired Business on the Closing Date.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Preferred Stock” shall have the meaning set forth in Section 5.3(a)(ii).

“Preferred Stock Warrants” shall have the meaning set forth in Section 5.3(c).

“Proceeding” shall mean any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, litigation or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Promissory Note” shall mean an unsecured promissory note, in a form to be mutually agreed between the Parties, having the following terms: (i) the maturity date will be on the third anniversary of the Closing Date (the “Maturity Date”), (ii) the outstanding principal plus accrued and unpaid interest shall be paid on the Maturity Date, (iii) for so long as the Promissory Note remains outstanding, in the event that Purchaser receives proceeds from any one or more subsequent financings (the “Subsequent Financing”), then, at Seller’s option it may demand that ten percent (10%) of such proceeds shall be used to repay the outstanding balance of the Promissory Note, (iv) if the aggregate gross proceeds of the Subsequent Financings reach or exceed $50,000,000, then Purchaser shall repay the Promissory Note in full, and (v) if the outstanding balance of the Promissory Note is not fully repaid on the Maturity Date, Seller is entitled to convert the outstanding amount into shares of Common Stock using seventy-five percent (75%) of the average of the VWAPs for the ten (10) consecutive Trading Days ending on (and including) the Maturity Date.

“Proxy Statement” shall have the meaning set forth in Section 6.16.

“Public Use License” shall mean any commercial data license granted by a Governmental Authority.

“Purchase” shall mean the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities on the terms set forth in this Agreement and the other Transaction Documents.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser Fairness Opinion” shall have the meaning set forth in Section 6.17.

“Purchaser Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority), Section 5.3 (Capitalization), and Section 5.4 (Governmental Approvals and Consents).

“Purchaser Indemnified Person” shall have the meaning set forth in Section 9.2(a).

“Purchaser Stockholder Approval” shall have the meaning set forth in Section 5.2(b).

“Purchaser Stockholders Meeting” shall have the meaning set forth in Section 6.16.

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Retained Contracts” shall mean all Contracts of Seller other than the Transferred Contracts.

“Royalty Agreement” shall have the meaning set forth in the Recitals.

“Sanctioned Country” shall mean a country or territory which is itself the subject of or target of comprehensive Sanctions.

“Sanctioned Person” shall mean a Person (a) listed on any Sanctions-related list of designated Persons maintained by a Governmental Authority, (b) located, organized or resident in a Sanctioned Country or (c) greater than 50% owned or controlled by one or more Persons described in clauses (a) or (b) above.

“Sanctions” shall mean any Laws in any part of the world related to import transactions, export transactions, or economic or trade sanctions or restrictions; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; and all relevant Laws made under any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority; Binding Effect), Section 4.3 (No Conflicts; Governmental Approvals and Consents), Section 4.4 (Subsidiaries), Section 4.6 (Solvency; Fraudulent Conveyance), Section 4.9 (Sufficiency of Assets), Section 4.10 (Title to Transferred Assets; Properties), Section 4.15(d) (Ownership), Section 4.15(e) (Infringement), and Section 4.15(o) (Transferred IP List; Sufficiency).

“Seller Products” shall mean Seller’s products and services solely to the extent they utilize the Transferred Assets.

“Seller Service Provider” shall mean any current or former employee, independent contractor, consultant, agent, advisor, founder, officer or director of Seller.

“Seller Software” shall mean Software of Seller solely to the extent it utilizes the Transferred Assets.

“Software” shall mean computer software (including web sites, HTML code, and firmware and other software embedded in hardware devices), source code, and object code, application programming interfaces, software tools, and user interfaces.

“Specific Indemnity” shall have the meaning set forth in Section 0.

“Specific Indemnity Claim” shall have the meaning set forth in Section 0.

“Specified Representations” shall mean the representations and warranties set forth in Section 4.18 (Tax Matters) and Section 4.19 (Employment Matters; Benefits Plans).

“Straddle Period” mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person shall mean any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” shall mean (a) any federal, state, local, non-U.S. or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, escheat, withholding, estimated or other tax, fee, duty, charge or assessment by a Governmental Authority of any kind whatsoever (including amounts imposed for failure to file or provide correct or timely information to any Governmental Authority or third parties), together with any interest, penalties, additions to tax and additional amounts imposed by any Governmental Authority, whether disputed or not, and (b) any obligation to indemnify or otherwise assume or succeed to any amount of the type described in clause (a) of any other Person.

“Tax Return” shall mean any return, declaration, report, election, claim for refund, disclosure, form, statement or other document relating to Taxes, and filed with or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“the knowledge of” a Party shall mean, with respect to Seller, the actual knowledge of Nathaniel Bradley after reasonable inquiry, and with respect to Purchaser, the actual knowledge of Brett Moyer after reasonable inquiry.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Employment Agreements, the Royalty Agreement, and all other documents to be executed in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” mean any transfer, filing, recordation, ad valorem, value added, sales (including bulk sales), use, stamp, excise, license, documentary, or other similar Taxes, fees, or charges arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

“Transferred Assets” shall mean the Assets set forth in Exhibit B.

“Transferred Contracts” shall have the meaning set forth in Exhibit B.

“Transferred IP” shall have the meaning set forth in Exhibit B.

“Transferred Liabilities” shall mean the Liabilities set forth in Exhibit C.

“Transferred Personal Property” shall mean the items of tangible personal property and interests therein, as listed in Schedule 1.1(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“VWAP” means, for any Trading Day, the volume-weighted average price at which the shares of Common Stock trade on Nasdaq as reported by Bloomberg L.P. calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session hours.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. and similar state and local laws.

1.2           Rules of Construction.

(a)           The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b)           The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. When a reference is made in this Agreement to “Articles,” “Sections,” or “Exhibits,” such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” is not exclusive, unless the context otherwise requires. An accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP (it being understood that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control). A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.

Article II
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of the Transferred Assets.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or shall cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase, acquire and accept all right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens. For the avoidance of doubt, the Transferred Assets shall not include the Excluded Assets.

2.2           Transferred Liabilities; Retention by Seller of Excluded Liabilities.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge when due all of the Transferred Liabilities. For the avoidance of doubt, Purchaser shall not be obligated or have any responsibility of any nature, in any event, to assume, pay, perform, discharge or be responsible for any of the Excluded Liabilities, including liabilities relating to the Acquired Business, or Transferred Assets that exist or arise out of the operation or ownership of the Transferred Assets or Business, on or prior to the Closing, and that is not a Transferred Liability.

2.3           Consent to Assignment.

(a)           Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.3, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of any Transferred Asset (including any Contract or Permit or any claim, right or benefit arising thereunder or resulting therefrom, in each case, included in the Transferred Assets) if any attempted sale, assignment, transfer, conveyance or delivery of such Transferred Asset (i) would constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), (ii) would adversely affect the rights of Purchaser and its Affiliates thereunder or (iii) if such Transferred Asset cannot be sold, assigned, transferred, conveyed or delivered without any Consent that has not been obtained (or does not remain in full force and effect at) the Closing (any such Transferred Asset, a “Deferred Asset”), unless and until (A) such Deferred Asset can be sold, assigned, transferred, conveyed or delivered in accordance with Section 2.1 without such breach, violation of Law or adverse effect on Purchaser’s rights thereunder, or (B) such Consent is obtained at or prior to Closing (and remains in full force and effect at the Closing), at which time, in the case of clauses (A) and (B), and without the payment of any further consideration by any Person, such Deferred Asset and related Transferred Liability shall be deemed to be sold, assigned, transferred, conveyed or delivered in accordance with Section 2.1 and assumed in accordance with Section 2.3(a) and shall cease to be a Deferred Asset. With respect to any such Deferred Asset, including after Closing, Seller shall, and shall cause its Affiliates to, (1) use its commercially reasonable efforts to obtain, or cause to be obtained, all Consents required to assign or transfer such Deferred Asset to Purchaser (or its Affiliate) and (2) upon obtaining the requisite Consents, sell, assign, transfer, convey and deliver all rights associated with such Deferred Asset to Purchaser (or its Affiliate), in each case, without the payment of any further consideration by any Person or agreement by any Person to any amendments, modifications or waivers of any terms of any Deferred Assets that would adversely affect the rights of Purchaser and its Affiliates thereunder in order to obtain such Consents.

(b)          To the extent and during the period any Transferred Asset remains a Deferred Asset, and without further consideration (i) Seller shall use commercially reasonable efforts to provide Purchaser and its Affiliates (and their respective designees) the maximum allowable use of the Deferred Asset (which shall include, at a minimum, the economic benefits of such Deferred Asset), including by establishing an agency type or other similar arrangement reasonably satisfactory to Purchaser under which Purchaser, its Affiliates and their respective designees would obtain, to the fullest extent practicable, the applicable Deferred Assets and assume the applicable Transferred Liabilities arising thereunder or resulting therefrom in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement), and (ii) to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to exercise, enforce and exploit, only at the direction of and for the benefit of Purchaser, any and all claims, rights and benefits of Seller or its Affiliates arising in connection with such Deferred Asset. During such period and without further consideration, (A) Seller shall promptly (and in any event, within three (3) Business Days) pay, assign and remit to Purchaser when received all monies and other consideration received by it or its Affiliates under any Deferred Asset or any claim, right or benefit arising thereunder, and (B) Purchaser shall promptly pay, perform or discharge when actually due any Transferred Liability arising thereunder. Notwithstanding the foregoing, to the extent that such Consent has not been obtained by the date that is one (1) year after the Closing, Seller shall no longer be obligated to provide the services described in this Section 2.3 with respect to any Deferred Assets.

Article III
PURCHASE PRICE

3.1           Purchase Price.

(a)           On the terms and subject to the conditions set forth herein, the consideration payable in respect of the sale, assignment and delivery of the Transferred Assets shall be in the aggregate of $210,000,000 (the “Purchase Price”), and shall consist of (i) $10,000,000 payable in the form of the Promissory Note by Purchaser to Seller, (ii) $200,000,000 in validly issued, fully paid and nonassessable shares of restricted Common Stock, which number of shares shall be 40,000,000, and is calculated based on a per share price of $5.00 (the “Closing Stock Consideration”), and (iii) the assumption of the Transferred Liabilities, which clauses (i) through (iii) above, collectively, shall comprise the total consideration to be paid for the Transferred Assets. The Parties acknowledge that Purchaser will not be assuming any Excluded Liabilities and that Seller will remain responsible for all Excluded Liabilities.

(b)           At the Closing, Purchaser shall deliver to Seller the Promissory Note and issue to Seller the Closing Stock Consideration.

3.2           Allocation of Purchase Price.

Purchaser and Seller agree that the Purchase Price (and all other amounts treated as consideration for U.S. federal and applicable state and local income Tax purposes) shall be allocated among the Transferred Assets for all purposes (including financial accounting and Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Principles”). Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller a draft allocation schedule prepared in accordance with the Allocation Principles for Seller’s review and consent. Within thirty (30) days following the receipt by Seller of such draft allocation schedule, Seller shall review such draft allocation schedule and submit to Purchaser in writing any reasonable objections or proposed changes to the draft allocation schedule (an “Objections Notice”). Unless Seller submits an Objections Notice on or prior to the expiration of such thirty (30) day period, the draft allocation schedule prepared and delivered to Seller pursuant to this Section 3.2 shall be deemed agreed upon by the Parties and shall be deemed conclusive. If Seller submits an Objections Notice, the Parties shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If, after negotiating in good faith, the Parties are unable to agree on a mutually satisfactory allocation schedule within thirty (30) days after the expiration of the thirty (30) day period referred to above, so much of the draft allocation schedule that remains disputed shall be promptly referred to the Independent Accountant for resolution; provided, however, that the Independent Accountant shall be required to make its determination in a manner consistent with the Allocation Principles. Upon finalization of such allocation schedule (either by mutual agreement of the Parties (actual or deemed) or by the Independent Accountant) (the “Allocation Schedule”), (i) the Allocation Schedule shall be amended as, and to the extent necessary, to reflect any adjustment to the Purchase Price, (ii) except to the extent required to comply with audit determinations of any Governmental Authority with jurisdiction over a Party, Purchaser, Seller and their respective Affiliates shall report the purchase and sale for all required federal income Tax and all other applicable Tax purposes in a manner consistent with the Allocation Schedule, and (iii) Purchaser, Seller and their respective Affiliates shall not take any position in any Tax Return or Proceeding with respect to Taxes that is inconsistent with the Allocation Schedule without the consent of the other Party. Purchaser, Seller and their respective Affiliates agree to file Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060), and all federal and state Income Tax Returns, in accordance with the Allocation Schedule, and Purchaser and Seller agree to provide the other with any information reasonably required to complete IRS Form 8594 within fifteen (15) days of any reasonable request for such information by such other Party.

3.3           Withholding.

Purchaser, Seller, their respective Affiliates and agents, and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment made pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law. To the extent that such amounts are so deducted or withheld and paid over to the proper Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4           Adjustments.

Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing Date, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Closing Stock Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

3.5           Fractional Shares.

Notwithstanding any other provision of this Agreement, no fractional shares of Common Stock shall be issued as the Closing Stock Consideration. The number of shares of Common Stock to which Seller is entitled under the terms hereof shall, be rounded down to the nearest whole number of shares of Common Stock.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedules”), as of the date hereof, as follows:

4.1           Corporate Existence.

Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority to own, lease and operate its properties, rights and assets related to the Acquired Business (including the Transferred Assets) and to conduct the Acquired Business as the same is now being conducted by it. Seller is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of the Acquired Business or location of the Transferred Assets requires such qualification and is in good standing in each jurisdiction where such qualification is necessary, in each case, expect as would not be reasonably expected to have a Material Adverse Effect.

4.2           Corporate Authority; Binding Effect.

This Agreement and the other Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller by all requisite corporate, partnership or similar action and no other proceedings on the part of Seller necessary for Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents to which Seller is a party or to perform any of its obligations hereunder or thereunder. Seller has full corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). When each other Transaction Document to which Seller is, or will be, party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other Party), such Transaction Document will constitute a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3           No Conflicts; Governmental Approvals and Consents.

(a)           The execution and delivery of this Agreement and the other Transaction Documents by Seller to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, do not (i) violate or conflict with any provision of the organizational documents of Seller, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any Transferred Contract, (iii) result in the creation of any Lien (except for Permitted Liens) upon the Acquired Business or the Transferred Assets or (iv) violate, conflict with or result in any material breach under any provision of any Law applicable to Seller (to the extent it relates to the transactions contemplated by this Agreement), the Acquired Business or the Transferred Assets, in each case, expect as would not be reasonably expected to result in a Material Adverse Effect.

(b)           No Consent, order or license from, notice to or registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby, except for such Consents, orders, licenses, filings or notices that have been or will be obtained as of the Closing.

4.4           Subsidiaries.

Section 4.4 of the Disclosure Schedules sets forth a complete and accurate list of each Subsidiary of Seller.

4.5           [Intentionally Omitted].

4.6           Solvency; Fraudulent Conveyance.

As of and immediately after the Closing, Seller is and will be able to pay its debts as they become due in the ordinary course of business and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities, including any contingent Liabilities, Seller may have in respect of any actual or alleged violation or noncompliance of Law by Seller (exclusive of any Transferred Liabilities). Immediately after the Closing, Seller will have adequate capital to carry on its business and to perform its obligations under its Contracts, other than Transferred Contracts. Seller has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereunder, delay or defraud either present or future creditors of Seller or to prevent Seller from performing its obligations under its Contracts, other than Transferred Contracts. The transactions contemplated hereunder do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Transferred Assets after the Closing.

4.7           Indebtedness.

(a)           Section 4.7(a) of the Disclosure Schedules sets forth a complete and correct list of each item of Closing Indebtedness as of the date of this Agreement, identifying the creditor to which such Closing Indebtedness is owed, the title of the instrument under which such Closing Indebtedness is owed, the amount of such Closing Indebtedness as of the close of business on the date of this Agreement (or such other time as is specified in Section 4.7(a) of the Disclosure Schedules). Except as set forth in Section 4.7(a) of the Disclosure Schedules, no Closing Indebtedness contains any restriction upon the prepayment of any of such Closing Indebtedness. There is no Indebtedness with respect to the Transferred Assets or the Acquired Business other than the Closing Indebtedness.

(b)           With respect to each item of Closing Indebtedness, Seller is not in default and no payments are past due. Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Closing Indebtedness. Except as set forth in Section 4.7(b) of the Disclosure Schedules, neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Closing Indebtedness.

4.8           Absence of Changes.

Since December 31, 2023, there has not been, to the knowledge of Seller, a Material Adverse Effect.

4.9           Sufficiency of Assets.

The Transferred Assets collectively constitute all of the assets, properties and rights of Seller that are necessary for, used or held for use in connection with the conduct of the Acquired Business as currently conducted, and will enable Purchaser to operate the Acquired Business after the Closing in substantially the same manner as it currently is operated by Seller.

4.10         Title to Transferred Assets; Properties.

(a)           Seller has or immediately prior to the Closing will have, and Purchaser will immediately after Closing acquire, marketable, exclusive and good title to, and have valid and enforceable rights to use the Transferred Assets, in all cases, free and clear of all Liens, except for Permitted Liens and Liens arising out of any actions by or on behalf of Purchaser or any of its Subsidiaries.

(b)           All items of Transferred Personal Property are (i) adequate and suitable for their present and intended uses, (ii) in good working order, operating condition and repair, subject to normal wear and tear, (iii) have no defects which materially detract from the value or which materially interfere with the present and intended uses, (iv) have been maintained in accordance with generally accepted industry practice, (v) comply in all material respects with valid and current certificates of occupancy or similar consents, licenses, permits, grants and other authorizations to the extent required by Law for the use thereof, and (vi) not obsolete or dangerous.

4.11         Transferred Contracts.

Seller has made available to Purchaser true, correct and complete copies of each of the Transferred Contracts, together with any amendments, modifications or supplements thereto. Each Transferred Contract is in full force and effect and is a valid and binding agreement of Seller, and the other parties thereto, enforceable in accordance with its terms. Seller is not in breach of or default, in any material respect, under any Transferred Contract to which it is a party, and to the knowledge of Seller, no other party to any such Transferred Contract is in breach thereof or default thereunder. Seller has not received from any counterparty any written notice of termination or written notice or claim of default by Seller under any Transferred Contract. No event has occurred that, with or without notice or lapse of time or both, would result in a breach or default, in any material respect, under any Transferred Contract by Seller.

4.12         Litigation.

Seller is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or, would be material to the Acquired Business, and/or the Transferred Assets. There are no Proceedings pending or, to the knowledge of Seller, threatened, against Seller in respect of the Acquired Business or the Transferred Assets.

4.13         Compliance with Laws; Permits.

(a)           Compliance with Laws. In the last three (3) years, (i) Seller has conducted the Acquired Business conducted at all times in compliance, in all material respects, with all Laws applicable to the Acquired Business, and (ii) Seller has not received any written notice of any violation or alleged violation by the Acquired Business of any such applicable Law.

(b)           Permits. (i) Seller has all Permits that are necessary to conduct the Acquired Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Acquired Business is not being conducted in violation or default of such Permits, (iv) Seller is not in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, (v) all such Permits were lawfully obtained and (vi) all such Permits are transferable to Purchaser. Section 4.13(b) of the Disclosure Schedules sets forth all Permits used or held for use by Seller for the Acquired Business.

4.14         Anti-Corruption; International Trade.

(a)           In the last five (5) years, to the knowledge of Seller, neither it nor any of its officers, directors or employees has (i) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, (iv) violated or is violating in any respect Anti-Corruption Laws or (v) directly or indirectly, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person, in each case (i) - (v), in connection with or relating to the Acquired Business.

(b)           Neither Seller nor, to the knowledge of Seller, any of its officers, directors or employees, is currently or has in the last five (5) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions.

(c)           Seller has not received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate be material to the Acquired Business.

4.15         Intellectual Property.

(a)           Registered Intellectual Property. Section 4.15(a) of the Disclosure Schedules sets forth a correct and complete list of all registrations and applications for Transferred IP, including such:

(i)              patents owned or filed by, or on behalf of, Seller, or under which Seller has exclusive rights in any field or territory, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;

(ii)             registered trademarks and pending applications for registration of trademarks owned or filed by, or on behalf of, or used by Seller, including country of filing, description of goods or services, registration or application number and date of issue;

(iii)            all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by Seller, including country of filing, owner, filing number, date of issue and expiration date; and

(iv)            domain names currently used in the Acquired Business.

(b)           Unregistered Intellectual Property. Section 4.15(b) of the Disclosure Schedules sets forth a correct and complete list and location of all material unregistered Transferred IP that constitutes Seller Software.

(c)           All registrations and applications included in the Transferred Assets are subsisting and unexpired, valid, enforceable and otherwise in good standing and none of such registrations and applications have been adjudged invalid or unenforceable in whole or in part. All fees that are due and payable in respect of the Transferred IP have been duly paid, and Seller has taken all actions required in the prosecution of the Transferred IP. No Transferred IP is involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity, enforceability or patentability of any such Transferred IP is being contested or challenged.

(d)           Ownership. Seller solely and exclusively owns or immediately prior to the closing will own all Transferred IP, free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i)            Seller has entered into written agreements with each of its current employees who are/were involved in the creation of any Transferred IP, whereby such employees (x) assign to Seller all ownership interest and right they may have in any Transferred IP, invention, improvement, idea, discovery, development, writing, work of authorship, know-how, process, method and technology created or developed by such employees in connection with the performance of their services for the Acquired Business, and (y) acknowledge Seller’s sole and exclusive ownership of all such Transferred IP.

(e)           Infringement. Seller has not received any written notice, demand, or indemnification request, or is subject to any claim, injunction, directive, order, or Proceeding (including any oppositions, interferences or re-examinations) whether pending or threatened (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Transferred IP is or may be occurring or has or may have occurred, in each case, relating to the Acquired Business or (ii) challenging the validity, enforceability or use of any Transferred IP. To the knowledge of Seller, the Seller Products and the Acquired Business, as currently and previously conducted or as currently contemplated to be conducted, do not infringe or misappropriate any Intellectual Property of third parties and has not infringed or misappropriated any Intellectual Property of third parties. To the knowledge of Seller, except as set forth in Section 4.15(e) of the Disclosure Schedules, no Person has infringed, misappropriated, diluted or violated, and no Person is currently infringing, misappropriating, diluting or violating, any Transferred IP in any respect.

(f)           Judgments. No Transferred IP is subject to any outstanding order, judgment, decree or stipulation that (i) conflicts with the use and distribution thereof in connection with the Acquired Business as currently conducted or (ii) would otherwise restrict or limit Purchaser’s ability to use, exploit, assign, transfer or license such Transferred IP following the Closing.

(g)           Inbound Licenses. Section 4.15(g) of the Disclosure Schedules identifies each Contract pursuant to which any Intellectual Property, including Transferred IP, is licensed, sold, assigned or otherwise conveyed or provided to Seller that is used by the Acquired Business, other than (i)  employment invention assignment agreements or consulting agreements between Seller and its employees or consultants made in the ordinary course of business consistent with past practice, (ii) open source software used in the Acquired Business, and (iii) non-exclusive off-the-shelf software licenses, including software-as-a-service offerings, with an annual or one time license fees of less than $10,000 per annum. Except with respect to Contracts listed or excluded from being listed in Section 4.15(g) of the Disclosure Schedule, there are no other Contracts used by the Acquired Business that require payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property reasonably necessary for the operations of the Acquired Business.

(h)           Outbound Licenses. Section 4.15(h)(i) of the Disclosure Schedules lists each Contract under which Seller has granted rights to others in any Transferred IP, except those non-exclusive licenses granted by Seller to or with respect to the Seller Products entered into in the ordinary course of business substantially in the form of the Seller’s standard form of customer agreement. Except as provided in Section 4.15(h)(ii) of the Disclosure Schedules, (i) Seller has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Transferred IP, and (ii) Seller has not provided or disclosed any source code of any such product or service to any Person.

(i)            Protection and Confidentiality. Seller has implemented reasonable policies and procedures and has taken all reasonable steps and security measures necessary to maintain, enforce and protect their rights in the Transferred IP and at all times has maintained the confidentiality of all Trade Secrets included in, or otherwise used by, the Acquired Business. To the knowledge of Seller, none of the Trade Secrets used in the Acquired Business have been disclosed to a third party and Seller has not experienced any loss or data breach related thereto.

(j)            No Harmful Code. To the knowledge of Seller, none of the Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious code that is designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           Bugs. To the knowledge of Seller, none of the Seller Software or Seller Products: (i) contains any bug, defect, or error that materially adversely affects its use, functionality, or performance; or (ii) materially fails to comply with any applicable warranty or other contractual commitment relating to its use, functionality, or performance.

(l)            Source Code. Except as described in Section 4.15(l) of the Disclosure Schedules, no source code for any Seller Software has been delivered, licensed or made available by Seller to any escrow agent or other Person who is not a Seller Service Provider performing services solely for the benefit of Seller. Except as described in Section 4.15(l) of the Disclosure Schedules, Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software by Seller to any other Person.

(m)          Use of Open Source Code.

(i)             Section 4.15(m)(i) of the Disclosure Schedules accurately identifies and describes: (A) each item of Open Source Code that is contained in or distributed with the Seller Software or from which any part of any Seller Software is derived; (B) the applicable license for each such item of Open Source Code; and (C) the Seller Software to which each such item of Open Source Code relates.

(ii)            Seller’s use, marketing, distribution, licensing, and sale of Seller Software or Seller Products does not violate any license terms applicable to any item of Open Source Code disclosed, or required to be disclosed, in Section 4.15(m)(i) of the Disclosure Schedules. Seller has complied with all licensing terms pertaining to each item of Open Source Code disclosed, or required to be disclosed, in Section 4.15(m)(i) of the Disclosure Schedules.

(iii)           Except as expressly stated in Section 4.15(m)(iii) of the Disclosure Schedules, no Seller Software or Seller Product contains, is combined with, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that, or using Open Source Code that is licensed under any terms that (other than with respect to such Open Source Code in its unmodified form): (A) imposes or could impose a requirement or condition that Seller grant a license under its patent rights or that any such Seller Software or part thereof: (1) be disclosed or distributed by any of Seller in source code form; (2) be licensed by Seller for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any such Seller Software.

(iv)           Section 4.15(m)(iv) of the Disclosure Schedules sets forth a list of Software or other technology that any Seller Service Provider has contributed to an open source project or made available under an open source license in their capacity as a Seller Service Provider.

(n)           Royalty Obligations. Section 4.15(n) of the Disclosure Schedules contains a complete and accurate list of each Contract pursuant to which Seller is obligated to pay any royalties (or similar fees (other than standard license fees), commissions or other amounts) to any other Person (including any Governmental Authority or academic institution) upon or solely for the use, distribution, making available or other exploitation of any Transferred IP.

(o)          Transferred IP List; Sufficiency. Exhibit B contains a true, complete and correct list of all Transferred IP. Except for what is contained in Exhibit B and the Intellectual Property licensed to Seller pursuant to those Contracts set forth in (or excluded from being set forth in) Section 4.15(g) of the Disclosure Schedules, there is no other Intellectual Property materially used in or materially necessary for the operation of the Acquired Business as currently conducted.

(p)           Effects of this Transaction. Other than as set forth in Schedule 4.15(p), neither this Agreement nor the transactions contemplated herein will result in: (i) Purchaser or any of its Affiliates being required to grant to any third party any license or other right in or to use any of their Intellectual Property pursuant to any Transferred Contracts; (ii) the delivery, disclosure, the obligation to deliver or disclose, or give rise to option to receive or deliver, any source code pertaining to the Transferred IP; or (iii) the default under, or give rise to a right of payment, termination, cancellation or acceleration of any Contracts listed or required to be listed in Section 4.15(g). Purchaser will have the same rights and privileges in the Transferred IP as Seller had in the Transferred IP immediately prior to the Closing.

4.16         Privacy and Data Security.

(a)           The use, storage, sharing, disclosure, dissemination, processing and disposal of any personally identifiable information and personal data of the Acquired Business (including, as applicable, customers, and consumers making purchases through customers, and employees) is in compliance in all material respects with all applicable privacy policies, terms of use, contractual obligations and applicable Laws. Seller maintains safeguards and procedures regarding data security and privacy that are commercially reasonable and consistent with industry standards and applicable data protection and privacy Laws.

(b)           Seller maintains complete, accurate and up to date records of its personal data processing activities in relation to the Acquired Business in accordance with applicable data protection and privacy Laws.

(c)           In the last five (5) years, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any personal data used by or on behalf of Seller in connection with the Acquired Business, other than those that were resolved without material cost, material liability or the duty to notify any Person.

4.17         [Intentionally Omitted].

4.18         Tax Matters.

(a)           Except as set forth in Section 4.18(a) of the Disclosure Schedules, all income and other material Tax Returns required to be filed by Seller have been duly and timely filed, all such Tax Returns are true, correct, and complete in all material respects, and all Taxes of Seller required to be paid (whether or not shown on any Tax Return) have been duly and timely paid. There is no extension of time within which to file any Tax Return relating to the Acquired Business or the Transferred Assets, and no request for such extension is currently pending. There is no power of attorney with respect to Taxes that could affect the Acquired Business or the Transferred Assets after the Closing. Seller has not incurred any Liability for Taxes relating to the Acquired Business or the Transferred Assets other than in the ordinary course of business.

(b)           There are no Liens for Taxes (other statutory Liens for Taxes not yet due and payable) on any of the Transferred Assets.

4.19         Employment Matters; Benefit Plans.

(a)           Seller neither is nor has been (i) a party to or bound by any collective bargaining agreement, trade union agreement, works council agreement or other similar agreement (including any such agreement applicable on a national and/or industry-wide basis) (each of the foregoing, a “Labor Contract”), (ii) subject to a legal duty to bargain with, or in recognition of, any labor union, works council, trade union or similar employee representative group (each, an “Employee Representative”); (iii) the object of any attempt to organize or obtain recognition with respect to its employees for collective bargaining purposes or representation by any Employee Representative, or presently operating under an expired Labor Contract; or (iv) party to or subject to any actual or, to the knowledge of Seller, threatened, organizing activity, strike, work stoppage, picketing, boycott or similar activity.

(b)           Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability with respect to (or has, within the past six (6) years, sponsored, maintained, contributed to or had any Liability with respect to) any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), in each case, for the benefit of any Business employee. Seller has no Liability in respect of, or obligation to provide, post-employment or post-retirement health, medical, or life insurance benefits, whether under a Benefit Plan or otherwise, to any Business employee, except as required under Section 4980B of the Code or any similar applicable Law.

(c)           Seller has no liability with respect to a plan that is subject to Title IV of ERISA that could become a liability of Purchaser or any of its Affiliates. There are no participant loans of any Business employee outstanding under the Seller’s tax-qualified employee savings plan(s) maintained in the U.S. which will become payable as a result of or in connection with the consummation of transactions contemplated by this Agreement.

4.20         Brokers and Other Advisors.

Seller has not retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.21         Business Records.

All files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use by Seller and necessary for Seller’s conduct of, the Acquired Business, the Transferred Assets or the Transferred Liabilities, including all technical information, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, operating guides and manuals, studies and reports, catalogs, advertising and promotional materials, brochures, standard forms of documents, product testing reports, manuals, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, customer and supplier lists and records (including correspondence), referral sources, but excluding any minute books, stock ledgers, financial records, Tax records and other materials that Seller is required by Law to retain (the “Business Records”) have been kept in the ordinary course of business and are true, complete and correct in all material respects. Copies of such Business Records have been made available to Purchaser.

4.22         Bulk Transfer Laws.

There are no current or past creditors of Seller to whom any Law requires the delivery of notice or from whom any form of consent is required in conjunction with Seller’s undertaking of the transactions contemplated hereby.

4.23         Territorial Restrictions; Operation of the Business.

Seller is not restricted by any written agreement or understanding with any Person from carrying on the Acquired Business anywhere in the world or from expanding the Acquired Business in any way or entering into any new businesses, except for such restrictions that would not apply to the Acquired Business or Purchaser following the Closing.

4.24         Seller Investment Acknowledgments.

(a)           Seller acknowledges and understands that the investment in any shares of Common Stock issuable pursuant to this Agreement involves substantial risk and when issued by Purchaser in accordance with this Agreement (i) will not be registered for sale under the Securities Act or any other applicable securities Laws, and (ii) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

(b)           Seller acknowledges and understands that it is acquiring any shares of Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any shares of Common Stock, in each case, in violation of the federal Securities Laws or any other applicable Law. Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

(c)           Seller understands and agrees that the shares of Common Stock issuable pursuant to this Agreement may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

(d)           Seller acknowledges and agrees that the certificates representing any shares of Common Stock issued pursuant to this Agreement shall bear a restrictive legend substantially similar to the following (together with any other legend or legends required by applicable state or foreign securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN ASSET PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON PERMITTED TRANSFEREES OF THESE SHARES.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

4.25         Exclusivity of Representations; No other Representations or Warranties.

The representations and warranties made by Seller in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Seller hereby disclaims any other express or implied representations or warranties.

Article V
REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1           Corporate Existence.

Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties, rights and assets related to its business and to conduct its business as the same is now being conducted by it. Purchaser is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of its business or location of its assets requires such qualification and is in good standing in each jurisdiction where such qualification is necessary, except as would not be expected to have a material adverse effect.

5.2           Corporate Authority.

(a)           This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate action. Purchaser has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

(b)           The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party. Except for obtaining the affirmative vote of a majority of the votes cast by holders of issued shares of Common Stock at a duly convened and held general meeting of Purchaser at which a quorum is present (i) approving Purchaser and authorizing the board of directors of Purchaser (or a duly authorized committee thereof) to allot all shares of Common Stock to be issued in connection with the transactions contemplated hereof and approving the issuance of shares of Common Stock in connection with the transactions contemplated hereof, and (ii) any other resolutions required by Law or the rules and regulations of Nasdaq or other listing authority (the “Purchaser Stockholder Approval”), no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby.

5.3           Capitalization.

(a)           As of the date of this Agreement, the authorized capital of Purchaser consists of:

(i)            300,000,000 shares of Common Stock, 5,620,610 shares of which are issued and outstanding immediately prior to the date hereof. All of such outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The shares of Common Stock to be issued to Seller pursuant to this Agreement will be, at the time of issuance, duly authorized, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

(ii)           20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 375,000 shares have been designated Series B Preferred Stock, 0 of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)            Purchaser issued the following Common Stock warrants that are outstanding as of the date of this Agreement (collectively, the “Common Stock Warrants”):

(i)             warrants to purchase an aggregate of 9,793,531 shares of Common Stock at an average price per share equal to $4.45.

(c)            As of the date of this Agreement, Purchaser issued the following Preferred Stock warrants (collectively, the “Preferred Stock Warrants”):

(i)             (i)            warrants to purchase an aggregate of 1,750 shares of Series B Preferred Stock at an average price per share equal to $55.00.

5.4            Governmental Approvals and Consents.

No Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party.

5.5            Litigation.

Purchaser is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to have a material impact on the Acquired Business or the Transferred Assets following the consummation of the transactions contemplated by the Transaction Documents.

5.6            Brokers and Other Advisors.

None of Purchaser nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from Seller or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

5.7            Exclusivity of Representations; No other Representations or Warranties.

The representations and warranties made by Purchaser or any of its Affiliates in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Purchaser and its Affiliates hereby disclaims any other express or implied representations or warranties.

Article VI
AGREEMENTS OF PURCHASER AND SELLER

6.1            Conduct of the Business.

(a)            During the pre-Closing period, except as otherwise contemplated by the Transaction Documents or required by applicable law, Seller shall, in respect of the Transferred Assets and the Acquired Business, use commercially reasonable efforts to:

(i)             operate and conduct the Acquired Business in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(ii)            (A) preserve intact its current business organization, (B) keep available the services of the Acquired Business employees, (C) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with Seller, and (D) promptly repair, restore or replace any Transferred Assets that are destroyed or damaged;

(iii)           comply with all material legal requirements and contractual Liabilities applicable to the operation of the Acquired Business and pay all applicable Taxes with respect thereto when due and payable;

(iv)           (A) confer regularly with Purchaser concerning operational matters relating to the Acquired Business and the Transferred Assets and (B) otherwise report regularly to Purchaser concerning the status of the Transferred Assets and the Acquired Business; and

(v)            notify Purchaser immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal.

(b)            During the pre-Closing period, except as otherwise contemplated by the Transaction Documents or required by applicable law, Seller shall not, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) take any of the following actions with respect to the Transferred Assets or the Acquired Business:

(i)             except for sales or transfers of Seller Products in the ordinary course of business, sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Transferred Assets or the Acquired Business or any interest in or right relating to any such interest;

(ii)            permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Transferred Assets or the Acquired Business to become subject, directly or indirectly, to any Lien (other than Permitted Liens);

(iii)           except for sales or transfers of Seller Products in the ordinary course of business, transfer, sell, lease, license or otherwise convey or dispose of any of the Transferred Assets;

(iv)           effect or become a party to any transaction in respect of an Acquisition Proposal;

(v)            terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect any Transferred Contract;

(vi)           enter into any Contract relating to the Acquired Business or the Transferred Assets or permit any of the Transferred Assets to become bound by any Contract, other than in the ordinary course of business;

(vii)          incur, assume or otherwise become subject to any Liability with respect to the Acquired Business or the Transferred Assets, except for liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business;

(viii)         commence or settle any Proceeding relating to the Acquired Business or the Transferred Assets;

(ix)            enter into any transaction or take any other action in the conduct of or otherwise relating to the Acquired Business or Transferred Assets outside the ordinary course of business;

(x)             enter into any transaction or take any other action that might cause or constitute a material breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date; and

(xi)            agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 6.1(b).

(c)            Notwithstanding the foregoing, nothing contained herein shall prevent Seller during the pre-Closing Period from taking any actions to facilitate the Closing, the Purchase or the consummation of the transactions contemplated by the Transaction Documents.

6.2            Investigation of Business.

During the Pre-Closing Period, and subject to applicable Laws and Section 6.4, Purchaser shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records of, or pertaining to, the Acquired Business as it reasonably requests in connection with Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice in accordance with Section 11.1, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall use commercially reasonable efforts to cause the Representatives of Seller to cooperate with Purchaser and its Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with Seller and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller bound solely on the basis that the disclosure of such information would, in the reasonable and good faith judgment of outside counsel to Seller, violate such attorney-client privilege or conflict with such confidentiality obligations; provided, however, that Seller shall promptly notify Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations.

6.3            Necessary Efforts.

Subject to the other terms and conditions of this Agreement, Seller and Purchaser agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including all actions necessary to obtain (a) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 7.1(b), and (b) all other Consents of any Person (including all required Consents under Transferred Contracts), necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents, it being understood that (i) neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses, and (ii) the prior written consent of Purchaser shall be required with respect to any amendment, waiver or modification to any Transferred Contract for the purpose of obtaining any such Consent that is adverse to Purchaser or the Acquired Business. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

6.4            Public Disclosures.

Unless otherwise required by Law, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.5            Access to Records and Personnel.

(a)            Exchange of Information. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access, during regular business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party or such other Party’s Subsidiaries, in each case, relating to the Acquired Business, that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party or any of its Affiliates, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements applicable to such requesting Party or any of its Affiliates, (iii) in connection with the preparation of the financial statements of such Party or its Affiliates or (iv) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, that such access shall not unreasonably interfere with the normal business operations of Seller, Purchaser or their respective Affiliates, as applicable. Notwithstanding anything to the contrary set forth in this Section 6.5(a), no Party shall be required to provide access to or disclose information (x) where such access or disclosure would violate any Law (including any applicable data protection and privacy Laws) or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could be commercially detrimental, violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, or (y) in the event of a dispute between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules. To the extent that either Party is provided access to personal data by the other Party pursuant to this Section, the receiving Party shall (without prejudice to the foregoing obligations set forth in this Section 6.5(a)) comply with all applicable data protection and privacy laws with respect to such personal data.

(b)            Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)            Record Retention. Except as otherwise provided herein, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Acquired Business and the Transferred Assets (the “Books and Records”) in their respective possession or control for a period of six (6) years, following the Closing Date. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its record retention policies consistent with past practice and/or applicable data protection and privacy Laws, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as soon as reasonably practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(d)            Access to Data Room. Until the earlier of termination of this Agreement and the Closing Date, Seller will not remove any of the documents from the Data Room provided in connection with the transactions contemplated hereby.

(e)            Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(f)             Confidential Information; Public Disclosure. The Parties shall ensure that, on and at all times after the Closing Date: (a) each Party continues to keep the terms of this Agreement and the other Transaction Agreements strictly confidential; and (b) each Party keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to the Acquired Business, Transferred Assets, Seller, Purchaser or any Affiliate of Purchaser. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Purchaser shall be permitted to make any public communications regarding this Agreement or the Purchase as Purchaser may determine is reasonable and appropriate.

6.6            Non-Competition.

(a)            From and after the Closing Date until the two (2) year anniversary of the Closing Date, Seller covenants and agrees, that it will not, and will cause Affiliates not to, directly or indirectly:

(i)             engage or be involved, directly or indirectly, in any business that competes with, the Acquired Business (any such business, a “Restricted Business”);

(ii)            acquire beneficial ownership or voting control of any class of the outstanding equity interests (including any debt securities exercisable or exchangeable for, or convertible into, equity interests) of, or provide any loan or other financial assistance to, any Person that is engaged in a Restricted Business;

(iii)           solicit or attempt to solicit any business, entity or Person that was a customer engaged by the Acquired Business as of the Closing Date or during the twelve (12) months prior to the Closing Date (each a “Current Customer Relation”); and/or

(iv)           induce or attempt to induce any Current Customer Relation or any business, entity or Person that was a supplier, vendor, licensor, licensee, lessor or lessee, or other business relation of the Business as of the Closing Date or during the twelve (12) months prior to the Closing Date, to cease doing business with, or adversely modify its business relationship with, the Acquired Business.

(b)            Notwithstanding anything to the contrary in this Section 6.6, the provisions of Section 6.6(a) shall not (i) prohibit Seller and any Affiliate of Seller from, directly or indirectly, owning solely as a passive investment not in excess of two percent (2%) in the aggregate of any class of capital stock of any Person if such stock is publicly traded and listed on any national exchange, regardless of whether or not such Person is engaging in a Restricted Business; provided, Seller has no participation in the management of such Person and, (ii) be binding on or be applicable to any Person (an “Acquirer”) that, directly or indirectly, acquires in any transaction or series of transactions (x) equity securities of Seller representing fifty percent (50%) or more of the total voting power represented by Seller’s then issued and outstanding voting securities or (y) all or substantially all of the consolidated assets or business of Seller; provided, that in each case of clauses (x) and (y), Acquirer was not an Affiliate of Seller at the time of acquisition.

(c)            The Parties acknowledge and agree that the restrictions and limitations set forth in Section 6.6 through 6.7 are reasonable, valid in scope and in all other respects, enforceable, and essential to protect the value of Seller, the Excluded Assets, the Acquired Business and the Transferred Assets. If a court, tribunal or antitrust regulator of competent jurisdiction determines that any term or provision contained in Sections 6.6(a) and 6.7 or is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

6.7            Non-Solicitation; No-Hire.

From and after the Closing Date until the two (2) year anniversary of the Closing Date, Seller covenants and agrees, that it will not, directly or indirectly, solicit for employment, hire, employ, engage or offer employment to, or seek to induce or influence to leave employment with Purchaser or any of its Affiliates, any Key Employees.

6.8            Tax Matters.

(a)            Transfer Taxes. Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The Parties shall timely file any Tax Returns with respect to Transfer Taxes. Seller and Purchaser shall use commercially reasonable efforts to cooperate to obtain any available mitigation, reduction, or exemption from any Transfer Taxes. Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser through electronic transmission all Transferred Assets capable of being so delivered and all other Transferred Assets in such other manner reasonably determined and legally permitted to avoid or minimize any Transfer Taxes.

(b)            Tax Apportionment. Seller shall pay to Purchaser at least five (5) days before the due date of any Taxes relating to the Acquired Business or the Transferred Assets for any Straddle Period an amount equal to the portion of such Taxes for which Seller is liable pursuant to this Section 6.8(b). For purposes of this Agreement, in the case of any real property, personal property, and similar Taxes (other than, for the avoidance of doubt, any Transfer Taxes) relating to the Acquired Business or the Transferred Assets for any Straddle Period, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date and for which Seller shall be liable shall be deemed to be the amount of such Taxes for the entirety of such taxable period multiplied by a fraction the numerator of which is the number of days in the portion of such taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entirety of such taxable period.

(c)            Cooperation and Assistance. Seller shall fully cooperate, as and to the extent reasonably requested by Purchaser, in connection with the preparation and filing of any Tax Returns and the conduct of any Proceeding with respect to Taxes, in each case, relating to the Acquired Business or the Transferred Assets, and the preparation of the Purchase Price allocation in accordance with Section 3.2. Such cooperation shall include the retention and (upon request) the provision of records, documents, and other information reasonably relevant to such Tax Returns or Proceedings or the Purchase Price allocation in accordance with Section 3.2. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 6.8(c).

(d)            Intended Tax Treatment. Purchaser and Seller acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes: (i) the delivery of the Purchase Price in exchange for the Transferred Assets pursuant to this Agreement shall be treated as a sale or exchange described in Section 1001 of the Code, and (ii) any Transferred Liabilities attributable to deferred revenue shall not be treated as giving rise to taxable income of Purchaser or its Affiliates under James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964). Except as otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), neither Purchaser nor Seller shall take a Tax position inconsistent with this Section 6.8(d).

(e)            Seller shall not permit to exist any Tax deficiencies (including interest and penalties) assessed against or relating to Seller, the Acquired Business or the Transferred Assets for any Pre-Closing Tax Period that would reasonably be expected to result in Liens on any of the Transferred Assets or Purchaser’s title or use of the Transferred Assets following the Closing Date or that would reasonably be expected to result in any claim for Taxes against Purchaser.

6.9            Mail Handling.

After the Closing Date, Seller shall transfer and endorse checks or drafts that constitutes a Transferred Asset, to Purchaser promptly after receipt. To the extent Seller receives any mail or packages addressed and delivered to Seller but relating to the Acquired Business, the Transferred Assets or the Transferred Liabilities, Seller shall promptly deliver such mail or packages to Purchaser. Neither Party may assert any set-off, hold-back, escrow or other restriction against any payment described in this Section 6.9.

6.10          Wrong Pockets.

To the extent that following the Closing, Seller or Purchaser discover that any Asset:

(a)            not intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was transferred at, prior to or after the Closing (each such Asset, a “Held Asset”), Purchaser shall, and shall cause its Affiliates to, at Seller’s cost (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; and

(b)            intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was not transferred at, prior to or after the Closing (each such Asset, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to, at Seller’s cost, (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Purchaser or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Purchaser or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Purchaser.

For the avoidance of doubt, the provisions of this Section 6.10 shall not limit or otherwise prejudice any other rights or remedies of Purchaser under this Agreement. In no event shall Purchaser or any of its Affiliates be responsible for any fees or costs associated with transferring or assigning any right, title or interest in such Held Asset or Omitted Asset. In the event that Seller consolidates or merges with or into any Person, then and in each such case, Seller shall ensure that the successors and assigns of the applicable Person(s), as applicable, assume the obligations set forth in this Section 6.10. Notwithstanding anything to the contrary herein, in no event, shall Seller or its respective Subsidiaries sell any Omitted Assets by way of an asset transfer or similar transaction.

6.11          No Solicitation of Acquisition Proposals.

At all times prior to the Closing, the Parties shall not, and shall cause their respective Affiliates and their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate the making or submission of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Person regarding an Acquisition Proposal or (c) furnish any information to any Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal. From and after the date hereof, the Parties shall, and shall cause their respective Affiliates and their respective Representatives to, discontinue and not engage in any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. The Party shall promptly (and in any event within two (2) Business Days after receipt thereof by the Party, any of its Affiliates or any of its or their respective Representatives) advise the other Party in writing of any Acquisition Proposal in accordance with Section 11.1, request for information with respect to any Acquisition Proposal or inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the Person making the same.

6.12          Business Records.

At or prior to the Closing Date to the extent reasonably practicable, and otherwise on or promptly after the Closing Date, Seller shall, and shall cause its Affiliates to, deliver to Purchaser (or its designees) all (a) the Business Records and (b) the Transferred Personal Property. If, at any time following the Closing, Seller discovers in its possession or under its control any other such Business Records or Transferred Personal Property, Seller shall, at Seller’s sole cost, deliver promptly such Business Records or Transferred Personal Property to Purchaser (or any of its designees).

6.13         Trademarks; Trade Names; Service Marks.

As soon as practicable after the Closing Date, Seller shall, and shall cause its Affiliates to, eliminate the use of all of the trademarks, trade names and service marks included in the Transferred Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials.

6.14         Name Change; Change of Stock Exchange and Ticker.

(a)           As promptly as practicable after the Closing, Purchaser shall use commercially reasonable efforts to change its name to Data Vault Holdings Inc.

(b)           As promptly as practicable after the Closing, the Parties will use their reasonable best efforts to assist Purchaser to give a written notice to Nasdaq, and comply with other transfer requirements, in connection with the transfer of the listing of its Common Stock from the Nasdaq Capital Market of the Nasdaq to the New York Stock Exchange (the “NYSE”). Purchaser shall commence the trading of its Common Stock on the NYSE under the symbol “DATA.” Trading on the Nasdaq Capital Market shall cease concurrently with the NYSE listing.

6.15         Notification.

At all times prior to Closing, Seller shall promptly notify Purchaser in writing of: (a) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely. No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (i) the accuracy of any representation or warranty made by Seller in this Agreement or in the Officer’s Certificate or (ii) whether any of the conditions set forth in Article VII has been satisfied.

6.16         Meeting of Stockholders.

Purchaser shall (i) establish a record date for a special general meeting of the its stockholders (the “Purchaser Stockholders Meeting”) for the purpose of seeking the Purchaser Stockholder Approval, which record date shall be as promptly as possible following the date hereof, (ii) duly convene and give notice of the Purchaser Stockholders Meeting as promptly as practicable and mail a proxy statement (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) to the stockholders of Purchaser and (iii) hold the Purchaser Stockholders Meeting, and use commercially reasonable efforts to solicit the Purchaser Stockholder Approval. Purchaser shall schedule the Purchaser Stockholders Meeting to be held within forty (40) days of the initial mailing of the Proxy Statement; provided, however, that Purchaser may postpone, recess or adjourn the Purchaser Stockholders Meeting (i) with the consent of the Seller, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholder of Purchaser within a reasonable amount of time in advance of the Purchaser Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Purchaser Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Purchaser Stockholder Approval, as applicable, or (iv) as may be required by applicable Law or the charter documents of Purchaser.

6.17         Purchaser Fairness Opinion.

Purchaser may obtain a written opinion from its financial advisor to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the transactions contemplated hereby are fair to the holders of Common Stock from a financial point of view (the “Purchaser Fairness Opinion”).

Article VII
CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser and Seller.

The respective obligations of the Parties to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or mutual waiver, in whole or in part, by the Parties, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)           No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect on the Closing Date that has or would have the effect of prohibiting or enjoining the Purchase or making the transactions contemplated by this Agreement illegal;

(b)           Governmental Approvals. Purchaser and Seller shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with the transactions contemplated hereby;

(c)           Warrants. Each of the holders of the Outstanding Warrants shall have executed a letter agreement in respect of the Outstanding Warrants, in a form and in substance reasonably satisfactory to both Parties;

(d)           AQT Amendment. Purchaser and AQ Technology Partners, LLC (“AQT”) shall have executed an amendment to that certain letter agreement between Purchaser and AQT, dated as of July 26, 2022, which amendment shall be in a form and in substance reasonably satisfactory to both Parties;

(e)           Maxim Agreement. Purchaser and Maxim Group LLC (“Maxim”) shall have executed an amendment to that certain letter agreement between Purchaser and Maxim, dated as of July 22, 2024, which amendment shall be in a form and in substance satisfactory to both Parties; and

(f)            Promissory Note. Purchaser shall have issued the Promissory Note to Seller.

7.2           Conditions Precedent to Obligation of Purchaser.

The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)           Accuracy of Representations and Warranties of Seller. (i) The representations and warranties of Seller contained in this Agreement (other than Seller Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, “Material Adverse Effect”, or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects, and (ii) the Seller Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), other than as would have a de minimis impact;

(b)           Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it at or prior to the Closing;

(c)           Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized executive officer of Seller, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;

(d)           Secretary’s Certificate. Purchaser shall have received a certificate of the secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of Purchaser and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(e)           No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Acquired Business that has occurred and is continuing;

(f)            Certain Consents. The approvals, consents, ratifications or waivers listed in Schedule 7.2(f), in each case in a form reasonably satisfactory to Purchaser, shall have been obtained;

(g)           Key Employees. All Employment Agreements, entered into between Purchaser and the Key Employees (excluding Brett Moyer) in connection with this Agreement will be in full force and effect and no such Key Employee will have terminated, rescinded or repudiated his or her Employment Agreement, and Purchaser shall have made offers of employment to certain other employees of Seller, as may be requested by Seller and reasonably acceptable to Purchaser;

(h)           Purchaser Stockholder Approval. Purchaser shall have obtained the Purchaser Stockholder Approval to approve the Purchase and issuance of the Closing Stock Consideration;

(i)            Board Approval. The board of directors of Purchaser shall have unanimously determined (i) the Purchase, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Purchaser and its shareholders, and (ii) approved and declared advisable this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby;

(j)            No Litigation. There shall not be pending any suit, action, or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Seller or Purchaser in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Purchaser or any of its Affiliates any material portion of the Acquired Business or Transferred Assets;

(k)            Purchaser Fairness Opinion. Purchaser shall have received the Purchaser Fairness Opinion in a form reasonable satisfactory to Purchaser;

(l)             Financial Statements. Purchaser shall have received in accordance with Regulation S-X promulgated under the Securities Act: (i) audited financial statements of the Acquired Business for the fiscal years ended December 31, 2022 and December 31, 2023 (the “Audited Financial Statements”), and (ii) unaudited, reviewed financial statements of the Acquired Business as at and for the three and six month periods ended June 30, 2024; provided, however, that if the Closing occurs after October 31, 2024, then Seller shall provide unaudited, reviewed financial statements of the Acquired Business as at and for the nine month period ended September 30, 2024 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”);

(m)           Taxes. All income and other material Tax Returns required to be filed by Seller, including without limitation for the taxable years ended December 31, 2022 and December 31, 2023, shall have been filed, and all Taxes of Seller required to be paid (whether or not shown on any Tax Return) shall have been paid, In addition, Seller shall have no Liability for unpaid Taxes relating to the Acquired Business or the Transferred Assets that have not been accrued or reserved on the Financial Statements;

(n)            Due Diligence. Purchaser shall have completed all its business and legal due diligence with respect to the Acquired Business and shall, in its sole judgment, be satisfied with the results thereof; and

(o)            Closing Deliverables. Purchaser shall have received the deliverables required under Section 8.3 hereof.

7.3            Conditions Precedent to Obligation of Seller.

The obligation of Seller to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by Seller in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)            Accuracy of Purchaser’s Representations and Warranties. (i) The representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects and (ii) the Purchaser Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), other than as would have a de minimis impact;

(b)            Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing;

(c)            Officer’s Certificate. Seller shall have received a certificate signed by an authorized executive officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied;

(d)            Secretary’s Certificate. Seller shall have received a certificate of the secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the Purchase and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(e)            Board Approval. The board of directors of Seller shall have unanimously determined (i) the Purchase, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Seller and its shareholders, and (ii) approved and declared advisable this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby;

(f)             Board Composition. Purchaser shall have caused the nomination and election to its board of directors of two (2) individuals designated by Seller and reasonably acceptable to Purchaser, one of whom shall be Nathaniel Bradley; and

(g)            Closing Deliverables. Seller shall have received the deliverables required under Section 8.2 hereof.

Article VIII
CLOSING

8.1            Closing Date.

Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the Purchase and the other transactions hereunder (the “Closing”) shall take place remotely, at 9:00 a.m., Eastern Time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day immediately following the satisfaction or, to the extent permitted by Law, waiver of all of the conditions in Article VIII (other than those conditions which by their nature are to be satisfied or, to the extent permitted by Law, waived at the Closing but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions), or at such other time, date and place as shall be fixed by mutual agreement of the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”. The effective time (“Effective Time”) of the Closing for tax, operational and all other matter matters shall be deemed to be 12:01 a.m. Eastern Time on the Closing Date.

8.2            Purchaser Obligations.

At the Closing, Purchaser shall (i) deliver to Seller the Promissory Note as provided in Section 3.1, (ii) issue the Closing Stock Consideration to Seller as provided in Section 3.1, and (iii) deliver to Seller the following in such form and substance as are reasonably acceptable to Seller:

(a)            an executed copy of a Bill of Sale, Assignment and Assumption Agreement, in a form to be mutually agreed between the Parties, reflecting the assignment of the Transferred Assets and assumption of the Assumed Liabilities (the “Bill of Sale, Assignment and Assumption Agreement”);

(b)            the documents described in Section 7.3;

(c)            resolutions of the board of directors of Purchaser approving and adopting the execution and delivery of this Agreement, the transactions contemplated herein and the Transaction Documents;

(d)            a duly executed copy of the Royalty Agreement;

(e)            transfer agent instructions (i) to issue stock certificate(s) evidencing the Closing Stock Consideration being issued to Seller and (ii) to register in its books and records the number of the shares issued and transferred by Purchaser hereunder; and

(f)             such other documents and instruments (if any) as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3            Seller Obligations.

At the Closing, Seller shall deliver to Purchaser the following in such form and substance as are reasonably acceptable to Purchaser:

(a)            an executed copy of the Bill of Sale, Assignment and Assumption Agreement;

(b)            all physical and tangible materials incorporating any Transferred Assets;

(c)            all documents and assignments required to effect the transfer of the Transferred IP, including, to the extent necessary, with the appropriate Governmental Authorities.

(d)            the documents described in Section 7.2;

(e)            a duly executed copy of the Royalty Agreement; and

(f)             such other documents and instruments (if any) as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

Article IX
INDEMNIFICATION

9.1            Survival.

(a)            Subject to Section 9.1(b), each representation and warranty contained in Article IV and Article V (other than the Seller Fundamental Representations and the Purchaser Fundamental Representations) shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date. The Specified Representations shall survive the Closing and remain in full force and effect until the day that is 60 days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof), and the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely after the Closing Date; provided, that the expiration of any of the terms set out in this Section 9.1(a) shall not affect the rights of a Party to seek recovery of Losses arising out of Fraud. The covenants and agreements contained in this Agreement shall survive until performance in accordance with their terms.

(b)            Notwithstanding anything herein to the contrary, the obligations to indemnify and hold harmless a Person pursuant to this Article IX in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless an Indemnified Party shall have made a claim for indemnification pursuant to Section 9.2 or Section 9.3, subject to the terms and conditions of this Article IX (or Section 6.8(d), as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice or Third Party Indemnification Claim, as applicable, to the Indemnifying Party. Notwithstanding anything herein to the contrary, if an Indemnified Party has made a claim for indemnification pursuant to Section 9.2 or Section 9.3 and delivered an Indemnification Claim Notice or Third Party Indemnification Claim, as applicable, to the Indemnifying Party prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.1(a).

(c)            In determining the existence of, and the amount of any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation or warranty).

9.2            Indemnification by Seller.

Subject to the limitations set forth in this Article IX, from and after the Closing, Seller agrees to indemnify and hold Purchaser, each of its Affiliates and each of their respective Representatives (collectively, the “Purchaser Indemnified Persons”) harmless from and in respect of any and all Losses that they incur arising out of, relating to or resulting from:

(a)            any breach or inaccuracy of any representations or warranties of Seller set forth in Article IV or the certificate delivered pursuant to Sections 7.2(c);

(b)            any breach or failure of Seller or its Affiliates to perform any of its covenants or other agreements contained in this Agreement;

(c)            any claim by any Person arising from or related to any act or omission of Seller that occurred on or prior to the Closing Date, including any claim for Losses arising from or related to the Transferred Assets or the Acquired Business at or prior to the Closing; and

(d)            any Excluded Asset or any Excluded Liability.

9.3            Indemnification by Purchaser

Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser agrees to indemnify and hold Seller, its Affiliates and each of their respective Representatives (collectively, the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they incur arising out of, relating to or resulting from:

(a)            any breach or inaccuracy of any representations or warranties of Purchaser set forth in Article V or the certificate delivered pursuant to Section 7.3(c);

(b)            any failure of Purchaser to perform any of its covenants or other agreements contained in this Agreement;

(c)            any failure of Purchaser to discharge any Transferred Liability; and

(d)            any fraud or intentional breach by Purchaser of this Agreement.

9.4            Limitations on Indemnification.

The Person making a claim for indemnification under this Article IX is referred to herein as the “Indemnified Party” and the Party against whom such claims for indemnification are asserted under this Article IX is referred to herein as the “Indemnifying Party”. Notwithstanding anything herein to the contrary, the indemnification obligations of an Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:

(a)            Maximum Amount. Other than with respect to claims related to Fraud the aggregate amount of indemnifiable Losses pursuant to Section 9.2(a)-9.2(d) shall not exceed 50% of the Purchase Price. Other than with respect to claims related to fraud or intentional breach of this Agreement, in no event shall Purchaser’s and its Affiliates’ aggregate liability to Seller for indemnification claims pursuant to this Article IX exceed an amount equal to the consideration actually received by Seller.

(b)            Insurance and Other Payments; Mitigation. Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such claim, net of any costs of recovery, and increases in premiums. Each of Purchaser and Seller shall, and cause its Affiliates and Representatives to, take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Loss, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(c)            No Duplication. Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Parties shall not be entitled to recover more than once for the same Loss. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d)            Basket. Subject to the other limitations set forth in this Article IX, Seller shall not be liable to Purchaser for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2 exceeds Two Hundred Thousand Dollars ($500,000.00) (the “Basket”), provided, however, that Losses attributable to the breach of the Seller Fundamental Representations, Section 4.18 (Taxes) or involving fraud shall not be subject to the Basket; provided, further, in the event that such aggregate amount of Losses exceeds the Basket, Seller shall be required to pay or be liable for all such Losses (i.e., from the first dollar).

9.5            Indemnification Procedures.

(a)            Claim Procedure. Any Indemnified Party making a claim for indemnification pursuant to Section 9.2, Section 9.3 or Section 9.7 must give the Indemnifying Party written notice (an “Indemnification Claim Notice”) of such claim describing such claim and the nature and amount of such Losses, to the extent that the nature and amount thereof are determinable at such time, promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a third party or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2, Section 9.3 or Section 9.7, as the case may be, except to the extent that the defenses available to such Indemnifying Party are actually and materially prejudiced as a result thereof.

(b)            Claim Objection. After delivery of an Indemnification Claim Notice to the Indemnifying Party, the Indemnifying Party may, at any time on or before the thirtieth (30th) day following its receipt of an Indemnification Claim Notice (the “Objection Period”), object (a “Claim Objection”) to a claim made in such Indemnification Claim Notice by delivering written notice to the Indemnified Party. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the amount of Losses which is disputed. If, within thirty (30) days after an Indemnification Claim Notice is received by the Indemnifying Party, the Indemnifying Party does not deliver Claim Objection to the Indemnified Party, the Indemnifying Party shall be conclusively deemed to have consented on behalf of itself to the recovery by the Indemnified Party of the full amount of Losses specified in the Indemnification Claim Notice. During the thirty (30)-day period following the delivery of a Claim Objection in accordance with this Section 9.5(b), the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve such dispute. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the dispute is not resolved within such thirty (30) day period, either the Indemnifying Party or the Indemnified Party may bring suit in the Delaware Courts pursuant to Section 11.12.

(c)            Third-Party Claims.

(i)             If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which such Indemnifying Party may be obligated to provide indemnification under this Agreement, Indemnified Party shall assume and control the settlement and defense of such Proceeding and appoint and select lead counsel. Indemnified Party shall keep Indemnifying Party reasonably informed of the defense of such Proceeding by providing copies of any pleadings or other material communications. Indemnifying Party shall (and shall cause its Affiliates to) provide reasonable cooperation to Indemnified Party in connection with the defense or settlement of such Proceeding, including by making available, at Indemnified Party’s expense, such witnesses, records, materials and other information in such Person’s possession or under such Person’s control as may be reasonably requested by Indemnified Party. Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to Indemnified Party’s right to control the defense thereof.

(ii)            Notwithstanding any other provision of this Agreement, Indemnified Party shall not compromise or otherwise enter into any judgment or settlement of any Third-Party Claim without the prior written consent of Indemnifying Party, other than a compromise, judgment or settlement that (A) is on exclusively monetary terms with, subject to the limitations in Section 9.4, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (C) provides in customary form, an unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third-Party Claim.

9.6            Treatment of Indemnification Payments.

Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

9.7            Specific Indemnity.

Notwithstanding anything contrary in this Agreement, Seller agrees to indemnify and hold the Purchaser Indemnified Persons harmless in full from and in respect of any and all Losses that they incur arising out of, relating to or resulting from (a) any investigation commenced, brought, conducted, or heard by or before any Governmental Authority, and (b) any Proceedings related to and resulting from such investigation, in each case, except to the extent such Losses are attributable to the actions or inactions of such Purchaser Indemnified Person (the “Specific Indemnity”). The indemnification under the Specific Indemnity shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedules or otherwise) and shall not be subject to Section 9.4.

Article X
TERMINATION

10.1          Termination Events.

Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a)            by mutual written consent of the Parties;

(b)            after December 31, 2024 (the “Outside Date”), by any Party by delivery of a written notice to the other Party in accordance with Section 11.1 if the Closing shall not have been consummated on or prior to 5:00 pm Eastern Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c)            by any Party, if a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the Purchase has been issued by any Governmental Authority (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Purchase illegal;

(d)            by Seller (by delivery of a written notice to Purchaser in accordance with Section 11.1(b)) if (i) Seller is not in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date and (ii) Purchaser is in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Seller to Purchaser and (y) three (3) Business Days prior to the Outside Date; or

(e)            by Purchaser (by delivery of a written notice to Seller in accordance with Section 11.1(a)) if (i) Purchaser is not in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date and (ii) Seller is in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Purchaser to Seller and (y) three (3) Business Days prior to the Outside Date.

10.2          Termination Procedures.

If any Party wishes to terminate this Agreement pursuant to Section 10.1, such Party will deliver to the other Party a written termination notification in accordance with Section 11.1 stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

10.3          Effect of Termination.

In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any Affiliate or Representative of such Party) to any other Party (or such other Persons), except that the provisions of Section 6.4 and Article XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.3 shall not relieve either Party of any liability for Fraud.

Article XI
MISCELLANEOUS

11.1          Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of receipt) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by written notice given to the other Party pursuant to this provision):

(a)            If to Seller:

Data Vault Holdings Inc.

48 Wall Street, Floor 11

New York, NY 10005

Attention:	Nathaniel Bradley, CEO

with a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Attention:	Blake Baron

(b)            If to Purchaser:

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Attention:	Brett Moyer

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of Americas
New York, NY 10020

Attention:	David Danovitch

11.2          Bulk Transfers.

The Parties waive, to the fullest extent permitted by Law, compliance with the provisions of all applicable Laws, including Article 6 of the Uniform Commercial Code, relating to bulk transfers of any jurisdiction in connection with the transfer of the Transferred Assets.

11.3          Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

11.4          Further Assurances; Further Cooperation.

Subject to the terms and conditions hereof (including Section 6.3), each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, Seller will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Transferred Assets, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller may reasonably require to more effectively assume the Transferred Liabilities.

11.5          Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 11.5.

11.6          Expenses.

Except as otherwise expressly provided herein, whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

11.7          Assignment; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors, legal representative and permitted assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement. No assignment by a Party of any obligations hereunder shall relieve such Party of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

11.8          Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Seller and Purchaser. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Seller and Purchaser may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the Parties hereto, (b) waive any inaccuracies in the representations and warranties (of the other Party hereto) that are contained in this Agreement or (c) waive compliance by the other Party hereto with any of the agreements or conditions contained in this Agreement.

11.9          Remedies.

(a)            The Parties acknowledge and agree that irreparable damage would occur and that the Parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or Purchaser of any of their respective covenants or obligations set forth in this Agreement, each of Purchaser and Seller, respectively, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such other Party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time.

(b)            Subject to Section 11.9(a), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article IX.

(c)            Each of Seller and Purchaser hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Purchaser, as applicable, under this Agreement. The Parties hereto further acknowledge and agree that (i) by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a Party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 11.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any Proceeding pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement or otherwise that may be available then or thereafter. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.10        Third Parties; No Benefit to Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto (including with respect to any Business employee); provided, however, that, notwithstanding the foregoing, (a) Purchaser Indemnified Persons and Seller Indemnified Persons are intended third-party beneficiaries of, and may enforce, Article IX and (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.15.

11.11        Governing Law.

This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

11.12        Dispute Resolution; Waiver of Jury Trial.

(a)            The Parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, including the performance, breach, termination, interpretation, existence or validity thereof (“Disputes”), and the scope or applicability of this Section 11.12, including but not limited to the arbitrability of any and all Disputes, shall be fully and finally resolved by binding arbitration administered by Judicial Arbitration and Mediation Services or its successor organization (“JAMS”) according to the applicable JAMS arbitration rules in effect as of the date when such claim is commenced (i.e., either the Comprehensive Arbitration Rules for claims exceeding $250,000, or the Streamlined Arbitration Rules for claims not exceeding $250,000). The seat of the arbitration shall be New York City, New York.

(b)            The tribunal shall consist of one (1) arbitrator, selected by the following procedure: either: (i) Purchaser and Seller shall mutually select an arbitrator; or (ii) if the Parties hereto cannot agree on such arbitrator, then (A) within fourteen (14) days of the filing of the notice of arbitration, each of Purchaser and Seller shall select and simultaneously exchange the names of five (5) arbitrators, and (B) within seven (7) calendar days of the exchange of the names, each of Purchaser and Seller may strike two (2) names and shall rank the remaining candidates in order of preference. The remaining candidate with the highest composite ranking shall be appointed the arbitrator to solely preside over the arbitration.

(c)            Each party hereto shall bear its own attorneys’ fees and related costs in the arbitration. The arbitrator shall have no authority to issue an award of attorneys’ fees or costs against any party hereto. The arbitrator shall have no authority to award punitive, special, exemplary, multiplier or consequential damages, and such damages shall not be recoverable by any other process or in any other proceeding. If any party hereto refuses to perform any or all of its obligations under the final arbitration award within thirty (30) days of such award being rendered, then the other Party hereto may confirm or enforce the final award in any court of competent jurisdiction sitting in New York City, New York.

(d)            Unless disclosure is required by law or judicial decision, the Parties hereto agree to maintain the confidential nature of all aspects of any Dispute or arbitration (including the existence of the Dispute, all arbitral proceedings to resolve the Dispute, all documents and information exchanged in such proceedings, and any arbitral award (interim, final, or otherwise)) except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a judicial challenge to a final award or its enforcement. A Party hereto shall not apply for recognition and/or enforcement of the final award in any court unless the other Party hereto has refused to perform any or all of its obligations under a final award after thirty (30) days of receipt of such final award. If a Party hereto is required to resort to a court to enforce any or all of its rights under a final award, that Party shall be entitled to recover its attorneys’ fees and costs incurred in any such successful enforcement proceedings.

(e)            THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13        [Intentionally Omitted].

11.14        Entire Agreement.

This Agreement, the other Transaction Documents, the Confidentiality Agreement, the Disclosure Schedules and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

11.15        Non-Recourse.

Except as expressly set forth in the other Transaction Documents or the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement) against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents or the Confidentiality Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether in contract or in tort, at law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case, arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

11.16        Waiver and Release of Claims.

(a)            Subject to Section 11.16(b), in consideration of the covenants, agreements and undertaking each Party is entitled under the Agreement, effective as of the Closing, Seller and Purchaser, respectively, on behalf of itself and each of its Affiliates, and its and their respective Representatives and successors and assigns, and each of their respective Affiliates, past and present direct and indirect equityholders, parents, subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, attorneys, agents and representatives in their capacities as such (“Releasing Parties”) hereby irrevocably and unconditionally releases, acquits and forever discharges Purchaser and Seller, respectively, and each of its Affiliates, and their respective past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including their respective past and present officers and directors, solely in their capacities as such, and any past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past and present officers and directors, solely in their capacity as such, of any of the foregoing (together, the “Released Parties”), from any and all claims, actions, causes of actions, Proceedings, Liens, Liabilities, Losses, suits, counterclaims, offsets, setoffs, of every kind, in connection with the transactions arising up to and including the Closing, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from any of the Released Parties (collectively, the “Released Claims”).

(b)           Notwithstanding the foregoing in this Section 11.16, the Released Claims shall not include, and nothing contained in this Agreement shall affect a Releasing Party’s rights pursuant to the terms of any Transaction Document. Each such Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any Proceeding against any Released Party based upon any Released Claim.

11.17        No Joint Venture.

Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.17.

11.18       Section Headings; Table of Contents.

The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.19        Fulfillment of Obligations.

Any obligation of any Party to any other Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied, or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer

DATA VAULT HOLDINGS INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer